Exhibit 99


Arch Coal Comments on Ashland's Decision to Explore
Strategic Alternatives for Its Investment

ST. LOUIS, Missouri -- Ashland Inc., which owns 58% of Arch Coal's shares outstanding, announced today that it was exploring strategic alternatives for its investment in Arch. Ashland's decision has no immediate impact on Arch Coal or its operations.

     "We fully support Ashland's decision to investigate options for creating additional long-term value for the shareholders of both companies," said Steven
F. Leer, Arch Coal's president and chief executive officer. "Likewise, Arch Coal remains focused on maximizing value for all its shareholders. Toward that end, we will continue to concentrate on our principal financial objectives: paying down debt, boosting earnings, further increasing cash flow, improving productivity and reviewing the sale of non-strategic assets."

     "In the past two years, Arch Coal has dramatically expanded both its low-sulfur reserve position and its production of low-cost, compliance coal, " Leer said. "We believe these moves have placed Arch in an excellent position to capitalize on the changes that are occurring in the U.S. coal market, including the growing demand for electricity, the deregulation of the utility industry, and the shift to low-sulfur coal."

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Arch Coal's expectations with respect to value creation and the company's relative competitive position. Although Arch Coal, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include changes in local or national economic conditions; changes in mining rates and costs for a variety of operational, geologic, permitting, labor and weather-related reasons, including equipment availability; and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Illinois, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.